UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 11, 2013

TRIANGLE PETROLEUM CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-34945	98-0430762
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

1200 17th Street, Suite 2600, Denver, CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 260-7125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement

On April 11, 2013, the Company’s wholly-owned subsidiary, Triangle USA Petroleum Corporation (“TUSA”), entered into an Amended and Restated Credit Agreement among TUSA, as borrower, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and issuing lender, and the other lenders named therein, as lenders (the “Credit Agreement”). The Credit Agreement provides for a $500.0 million senior secured revolving credit facility, with a sublimit for the issuance of letters of credit equal to $15.0 million.

The lenders will redetermine the borrowing base under the Credit Agreement by the beginning of August 2013, November 2013, February 2014 and May 2014, and thereafter on a semi-annual basis by the beginning of each May and November.  In addition, each of TUSA, on the one hand, and the lenders, on the other hand, may request an unscheduled borrowing base redetermination once during the first year of the Credit Agreement and twice during each subsequent year.  If at any time the borrowing base is less than the amount of outstanding credit exposure under the revolving credit facility, TUSA will be required to (i) pledge additional collateral, (ii) prepay the principal amount of the loans in an amount sufficient to eliminate the excess, (iii) prepay the excess in five equal monthly installments, or (iv) any combination of options (i) through (iii).  As of April 11, 2013, the borrowing base was set by the banks at $110.0 million.

Borrowings under the Credit Agreement bear interest, at TUSA’s option, at either (i) the ABR (the highest of (A) the administrative agent’s prime rate, (B) the federal funds rate plus 0.5%, or (C) the one-month eurodollar rate (as defined in the Credit Agreement) plus 1%,), plus an applicable margin that ranges between 0.75% and 1.75%, depending on TUSA’s utilization percentage of the then effective borrowing base, or (ii) the eurodollar rate plus an applicable margin that ranges between 1.75% and 2.75%, depending on TUSA’s utilization percentage of the then effective borrowing base.  TUSA may prepay borrowings under the Credit Agreement at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements. All borrowings under the Credit Agreement mature on April 11, 2018.

TUSA will pay a per annum fee on all letters of credit issued under the Credit Agreement, which fee will equal the applicable margin for loans accruing interest based on the eurodollar rate and a fronting fee to the Issuing Lender equal to 0.125% of the letter of credit amount. TUSA will pay a commitment fee that ranges between 0.375% and 0.50% per annum on the unused availability under the Credit Agreement. In connection with entering into the Credit Agreement, TUSA paid certain upfront fees to the lenders thereunder, and TUSA paid certain arrangement and other fees to the Administrative Agent.

The Credit Agreement contains representations, warranties and covenants that are customary for similar credit arrangements, including, among other things, covenants relating to (i) financial reporting and notification, (ii) payment of obligations, (iii) compliance with applicable laws, and (iv) notification of certain events.

The Credit Agreement also contains various covenants and restrictive provisions that may, among other things, limit TUSA’s ability to sell assets, incur additional indebtedness, make investments or loans and create liens.

The Credit Agreement provides that TUSA must maintain a ratio of consolidated current assets to consolidated current liabilities (the “Consolidated Current Ratio”) of at least 1.0 to 1.0. The Credit Agreement provides that the ratio of TUSA’s consolidated debt to consolidated EBITDAX (the “Leverage Ratio”) (determined as of the end of each fiscal quarter for the then most-recently ended four fiscal quarters) may not be greater than 4.0 to 1.0.

The revolving credit facility is collateralized by certain of TUSA’s assets, including (i) at least 80% of the adjusted engineered value of TUSA’s oil and gas interests evaluated in determining the borrowing base for the revolving credit facility, and (ii) all of the personal property of TUSA and its subsidiaries.  The obligations under the Credit Agreement are guaranteed by TUSA’s domestic subsidiaries.

The Credit Agreement includes events of default that TUSA believes are customary for similarly situated companies. Upon an event of default under the Credit Agreement, the Administrative Agent may, or at the direction of two or more lenders holding greater than two-thirds of the commitments under the Credit Agreement shall, terminate the commitments under the Credit Agreement and declare all amounts owed under the Credit Agreement to be due and payable. In addition, upon an event of default under the Credit Agreement, the Administrative Agent is empowered to exercise all rights and remedies of a secured party and foreclose upon the collateral securing the Credit Agreement, in addition to all other rights and remedies under the security documents described in the Credit Agreement.

The foregoing description of the Credit Agreement is not complete and is qualified by reference to the complete document. A copy of the Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 concerning the Credit Agreement is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1

Amended and Restated Credit Agreement, dated April 11, 2013, among Triangle USA Petroleum Corporation, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent and Issuing Lender, and the Lenders Named Herein, as Lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2013	TRIANGLE PETROLEUM CORPORATION

	By:	/s/ Justin Bliffen
Justin Bliffen
Chief Financial Officer

Index to Exhibits

Exhibit Number	Description

Exhibit 10.1

Amended and Restated Credit Agreement, dated April 11, 2013, among Triangle USA Petroleum Corporation, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent and Issuing Lender, and the Lenders Named Herein, as Lenders